Exhibit 99.1

CONTACT:	Kenneth T. Hern, Chairman and CEO
Nova Biosource Fuels, Inc.
+1 713 869 6682
or
Hala Elsherbini
Halliburton Investor Relations
+1 972 458 8000

Nova Biosource Fuels Files Annual Report on 10-K

HOUSTON, TX — February 10, 2009 — Nova Biosource Fuels, Inc. (AMEX: NBF), a refiner and marketer of ASTM quality biodiesel, announced that its Annual Report on Form 10-K for the fiscal year ended October 31, 2008 was filed with the SEC on January 28, 2009 and included an audit opinion with a “going concern” qualification.  This announcement is made in accordance with Section 610(B) of the American Stock Exchange Company Guide, which requires listed companies that receive an audit opinion that contains a going concern qualification to make a public announcement through the news media.  The audit opinion of Malone and Bailey, PC, the Company’s independent registered public accounting firm, expressed substantial doubt, based upon the Company’s current financial resources, as to whether the Company can continue to meet its financial obligations without access to additional cash and cash equivalents. The Company stated in its annual report that additional working capital would be necessary in order to fund its operations.  As noted in its annual report, Nova currently does not have sufficient cash reserves to meet all of its anticipated expenditure obligations for operating and capital purposes for the next twelve months.  This announcement does not contain any previously undisclosed information.

About Nova Biosource Fuels, Inc.

Nova Biosource Fuels, Inc. is an energy company that refines and markets ASTM D6751 quality biodiesel and related co-products through the deployment of its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks. Nova is focused on building and operating a number of Nova-owned biodiesel refineries, with a goal of attaining production capacity of between 190 to 210 million gallons of biodiesel fuel on an annual basis. Nova’s business strategy includes building additional biodiesel refineries with production capacities ranging from 20 to 100 million gallons each per year. More information on Nova Biosource Fuels can be found at www.novabiosource.com.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Annual Report on Form 10-K for the period ended October 31, 2008, which describes the risks and other factors that may affect Nova’s business, financial condition, results of operations and cash flows, including the limited amount of available working capital, the volatile nature of the commodities and biodiesel markets and the risks to customer acceptance of biodiesel as a substitute for petroleum diesel. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.

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